BeiGene Announces the Approval of XGEVA® (Denosumab) in China for the Prevention of Skeletal-Related Events in Patients with Bone Metastases from Solid Tumors and in Patients with Multiple Myeloma
BEIJING, China and CAMBRIDGE, Mass., November 19, 2020 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced that the China National Medical Products Administration (NMPA) has approved XGEVA® (denosumab) for the prevention of skeletal-related events (SREs) in patients with bone metastases from solid tumors and in patients with multiple myeloma (MM). Developed by Amgen and licensed to BeiGene in China under a strategic collaboration commenced earlier this year, XGEVA is also approved and marketed in China for the treatment of adults and skeletally mature adolescents with giant cell tumor of the bone (GCTB) that is unresectable or where surgical resection is likely to result in severe morbidity.

“We began commercializing XGEVA in China in July of this year and are excited to offer it for prevention of skeletal-related events, which can be caused by bone metastases from solid tumors and MM and can include pathologic fractures, spinal cord compression, as well as the need for surgery or radiation to the bone,” said Xiaobin Wu, Ph.D., General Manager of China and President of BeiGene. “This approval provides us with an opportunity to offer these patients in China a new medicine to help prevent SREs and is an important addition to our expanding oncology product portfolio.”

The approval of XGEVA for the prevention of SREs in patients with bone metastasis from solid tumors and MM was based on clinical results from four randomized international trials that enrolled over 7,000 patients (NCT00321464, NCT00330759, NCT00321620, and NCT01345019). In each trial, the main outcome measure was demonstration of noninferiority of time to first SRE as compared to the standard of care zoledronic acid. Supportive secondary outcome measures included superiority of time to first SRE and time to first and subsequent SRE, respectively. XGEVA significantly delayed the time to first SRE compared to zoledronic acid in patients with bone metastases from breast cancer, castration-resistant prostate cancer (CRPC), as well as from other solid tumors including non-small cell lung cancer (pre-specified integrated analysis; p < 0.0001). In patients with lytic lesions due to MM, XGEVA was noninferior to zoledronic acid in delaying the time to first SRE.

The most common adverse reactions in patients receiving XGEVA with bone metastasis from solid tumors were fatigue/asthenia, hypophosphatemia, and nausea. The most common serious adverse reaction was dyspnea. The most common adverse reactions resulting in discontinuation were osteonecrosis and hypocalcemia. For multiple myeloma patients receiving XGEVA, the most common adverse reactions were diarrhea, nausea, anemia, back pain, thrombocytopenia, peripheral edema, hypocalcemia, upper respiratory tract infection, rash, and headache. The most common serious adverse reaction was pneumonia. The most common adverse reaction resulting in discontinuation of XGEVA was osteonecrosis of the jaw. All adverse reactions seen in the clinical trials were similar for both XGEVA and zoledronic acid.

“Amgen is accelerating our oncology pipeline for patients in China with difficult-to-treat cancers through our collaboration with BeiGene,” said My Linh Kha, Vice President & General Manager, Amgen Japan Asia-Pacific (JAPAC). “We congratulate our teams and celebrate the approval of this new indication of XGEVA for the prevention of skeletal-related events. With the approval of XGEVA in this new indication, we are excited about the positive health impact it may have for patients in China.”

About Skeletal-Related Events in Patients with Bone Metastases from Solid Tumors and in Patients with Multiple Myeloma

Bone metastasis occurs when cancer cells break away from the original tumor and spread to the bones, where they begin to multiply.i Bone is the third most frequent site of metastasis, following lung and liver.ii While nearly all types of cancer can spread or metastasize to the bones, prostate and breast cancer are responsible for the majority of metastases, up to 70 percent.iii Osteolytic lesion is a type of bone metastases characterized by destruction of normal bone, which is present in more than 90 percent of patients with multiple myeloma during the course of the disease.iv

About XGEVA® (denosumab)

XGEVA targets the RANKL pathway to prevent the formation, function and survival of osteoclasts, which break down bone. XGEVA is indicated for the prevention of skeletal-related events in patients with multiple myeloma and in patients with bone metastases from solid tumors. XGEVA is also indicated for treatment of adults and skeletally mature adolescents with giant cell tumor of bone that is unresectable or where surgical resection is likely to result in severe morbidity and for the treatment of hypercalcemia of malignancy refractory to bisphosphonate therapy.

U.S. Approved Indications

XGEVA® is indicated for the prevention of skeletal-related events in patients with multiple myeloma and in patients with bone metastases from solid tumors.

XGEVA® is indicated for treatment of adults and skeletally mature adolescents with giant cell tumor of bone that is unresectable or where surgical resection is likely to result in severe morbidity.

XGEVA® is indicated for the treatment of hypercalcemia of malignancy refractory to bisphosphonate therapy.

Important U.S. Safety Information

Hypocalcemia

Pre‐existing hypocalcemia must be corrected prior to initiating therapy with XGEVA®. XGEVA® can cause severe symptomatic hypocalcemia, and fatal cases have been reported. Monitor calcium levels, especially in the first weeks of initiating therapy, and administer calcium, magnesium, and vitamin D as necessary.

Concomitant use of calcimimetics and other drugs that can lower calcium levels may worsen hypocalcemia risk and serum calcium should be closely monitored. Advise patients to contact a healthcare professional for symptoms of hypocalcemia.

An increased risk of hypocalcemia has been observed in clinical trials of patients with increasing renal dysfunction, most commonly with severe dysfunction (creatinine clearance less than 30 mL/minute and/or on dialysis), and with inadequate/no calcium supplementation. Monitor calcium levels and calcium and vitamin D intake.

Hypersensitivity

XGEVA® is contraindicated in patients with known clinically significant hypersensitivity to XGEVA®, including anaphylaxis that has been reported with use of XGEVA®. Reactions may include hypotension, dyspnea, upper airway edema, lip swelling, rash, pruritus, and urticaria. If an anaphylactic or other clinically significant allergic reaction occurs, initiate appropriate therapy and discontinue XGEVA® therapy permanently.

Drug Products with Same Active Ingredient

Patients receiving XGEVA® should not take Prolia® (denosumab).

Osteonecrosis of the Jaw

Osteonecrosis of the jaw (ONJ) has been reported in patients receiving XGEVA®, manifesting as jaw pain, osteomyelitis, osteitis, bone erosion, tooth or periodontal infection, toothache, gingival ulceration, or gingival erosion. Persistent pain or slow healing of the mouth or jaw after dental surgery may also be manifestations of ONJ. In clinical trials in patients with cancer, the incidence of ONJ was higher with longer duration of exposure.

Patients with a history of tooth extraction, poor oral hygiene, or use of a dental appliance are at a greater risk to develop ONJ. Other risk factors for the development of ONJ include immunosuppressive therapy, treatment with angiogenesis inhibitors, systemic corticosteroids, diabetes, and gingival infections.

Perform an oral examination and appropriate preventive dentistry prior to the initiation of XGEVA® and periodically during XGEVA® therapy. Advise patients regarding oral hygiene practices. Avoid invasive dental procedures during treatment with XGEVA®. Consider temporarily interrupting XGEVA® therapy if an invasive dental procedure must be performed.

Patients who are suspected of having or who develop ONJ while on XGEVA® should receive care by a dentist or an oral surgeon. In these patients, extensive dental surgery to treat ONJ may exacerbate the condition.

Atypical Subtrochanteric and Diaphyseal Femoral Fracture

Atypical femoral fracture has been reported with XGEVA®. These fractures can occur anywhere in the femoral shaft from just below the lesser trochanter to above the supracondylar flare and are transverse or short oblique in orientation without evidence of comminution.

Atypical femoral fractures most commonly occur with minimal or no trauma to the affected area. They may be bilateral and many patients report prodromal pain in the affected area, usually presenting as dull, aching thigh pain, weeks to months before a complete fracture occurs. A number of reports note that patients were also receiving treatment with glucocorticoids (e.g. prednisone) at the time of fracture. During XGEVA® treatment, patients should be advised to report new or unusual thigh, hip, or groin pain. Any patient who presents with thigh or groin pain should be suspected of having an atypical fracture and should be evaluated to rule out an incomplete femur fracture. Patients presenting with an atypical femur fracture should also be assessed for symptoms and signs of fracture in the contralateral limb. Interruption of XGEVA® therapy should be considered, pending a risk/benefit assessment, on an individual basis.

Hypercalcemia Following Treatment Discontinuation in Patients with Giant Cell Tumor of Bone (GCTB) and in Patients with Growing Skeletons

Clinically significant hypercalcemia requiring hospitalization and complicated by acute renal injury has been reported in XGEVA®-treated patients with GCTB and in patients with growing skeletons within one year of treatment discontinuation. Monitor patients for signs and symptoms of hypercalcemia after treatment discontinuation and treat appropriately.

Multiple Vertebral Fractures (MVF) Following Treatment Discontinuation

Multiple vertebral fractures (MVF) have been reported following discontinuation of treatment with denosumab. Patients at higher risk for MVF include those with risk factors for or a history of osteoporosis or prior fractures. When XGEVA® treatment is discontinued, evaluate the individual patient’s risk for vertebral fractures.

Embryo‐Fetal Toxicity

XGEVA® can cause fetal harm when administered to a pregnant woman. Based on findings in animals, XGEVA® is expected to result in adverse reproductive effects.

Advise females of reproductive potential to use effective contraception during therapy, and for at least 5 months after the last dose of XGEVA®. Apprise the patient of the potential hazard to a fetus if XGEVA® is used during pregnancy or if the patient becomes pregnant while patients are exposed to XGEVA®.

Adverse Reactions

The most common adverse reactions in patients receiving XGEVA® with bone metastasis from solid tumors were fatigue/asthenia, hypophosphatemia, and nausea. The most common serious adverse reaction was dyspnea. The most common adverse reactions resulting in discontinuation were osteonecrosis and hypocalcemia.

For multiple myeloma patients receiving XGEVA®, the most common adverse reactions were diarrhea, nausea, anemia, back pain, thrombocytopenia, peripheral edema, hypocalcemia, upper respiratory tract infection, rash, and headache. The most common serious adverse reaction was pneumonia. The most common adverse reaction resulting in discontinuation of XGEVA® was osteonecrosis of the jaw.

The most common adverse reactions in patients receiving XGEVA® for giant cell tumor of bone were arthralgia, headache, nausea, back pain, fatigue, pain in extremity, nasopharyngitis, musculoskeletal pain, toothache, vomiting, hypophosphatemia, constipation, diarrhea, and cough. The most frequent serious adverse reactions were osteonecrosis of the jaw, bone giant cell tumor, anemia, pneumonia, and back pain. The most frequent adverse reaction resulting in discontinuation of XGEVA® was osteonecrosis of the jaw.

Please visit www.XGEVA.com for full prescribing information.

About BeiGene

BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 4,700+ employees in China, the United States, Australia, Europe, and elsewhere are committed to expediting the development of a diverse pipeline of novel therapeutics. We currently market two internally discovered oncology products: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the commercialization and potential benefits of XGEVA®; the expected launch of XGEVA for the prevention of SREs in patients with bone metastases from solid tumors and in patients with MM; and BeiGene’s plans and expectations for the commercialization of its and Amgen’s other oncology products and pipeline assets. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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Craig West	Liza Heapes or Vivian Ni
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i https://www.mayoclinic.org/diseases-conditions/bone-metastasis/symptoms-causes/syc-20370191
ii Coleman R. Metastatic bone disease: clinical features, pathophysiology and treatment strategies. Cancer Treat Rev 2001;27:165-76
iii Cecchini M, Wetterwald A, Pluijm G, Thalmann G. Molecular and biological mechanisms of bone metastasis. EAU Update Series 2005;3:214-26
iv International Myeloma Working Group. International Myeloma Working Group (IMWG) Criteria for the Diagnosis of Multiple Myeloma. http://imwg.myeloma.org/international-myeloma-working-group-imwg-criteria-for-the-diagnosis-of-multiple-myeloma